EXHIBIT 99.6

MODIFICATION AGREEMENT

This Modification Agreement (this “Agreement”), dated as of May 11, 2010, is entered into by and among RCG Holdings LLC (solely for the purposes of Articles 3 through 9) (“RCG”), C4S & Co., L.L.C. (solely for the purposes of Articles 4 through 9), as managing member of RCG (“C4S”), Cowen Group, Inc. (solely for the purposes of Articles 3, 5, 6, 7, 8 and 9) (“Cowen”), Ramius LLC (solely for the purposes of Articles 1, 5, 6, 7, 8 and 9), a wholly owned subsidiary of Cowen (“Ramius”), Ramius Alternative Solutions LLC (formerly known as Ramius Fund of Funds Group LLC) (solely for the purposes of Articles 2, 5, 6, 7, 8 and 9), a wholly owned subsidiary of Cowen (“Ramius Alternative Solutions” and, together with RCG, C4S, Cowen and Ramius, the “Ramius Parties”), BA Alpine Holdings, Inc. (solely for the purposes of Articles 4 through 9) (“BA Alpine”), Alpine Cayman Islands Limited (solely for the purposes of Articles 1, 5, 6, 7, 8 and 9) (“Alpine Cayman”), UniCredit Bank AG (formerly known as Bayerische Hypo- und Vereinsbank AG) (solely for the purposes of Articles 2, 3, 5, 6, 7, 8 and 9) (“HVB AG”), HVB Alternative Advisors LLC (solely for the purposes of Articles 3, 5, 6, 7, 8 and 9) (“HVB”) and CEAKSCH Verwaltungs G.m.b.H. (solely for the purposes of Articles 1, 5, 6, 7, 8 and 9) (“CEAKSCH” and, together with BA Alpine, Alpine Cayman, HVB AG and HVB, the “UniCredit Parties” and, together with RCG, Cowen and Ramius, the “Parties”).

W I T N E S S E T H:

WHEREAS, Ramius (as successor in interest to RCG) and Alpine Cayman are party to that certain Amended and Restated Investment Management Agreement, dated as of June 3, 2003, as amended on June 3, 2009 (as amended, the “Investment Management Agreement”);

WHEREAS, Ramius and Alpine Cayman desire to further amend the Investment Management Agreement to make such additional amendments as set forth herein;

WHEREAS, Ramius Alternative Solutions and HVB AG are party to that certain Investment Reporting Agreement, dated as of July 29, 2005, as amended on January 1, 2007 and on June 3, 2009 (as amended, the “Investment Reporting Agreement”), pursuant to which a certain special purpose entity is currently invested in Ramius FOF European Platform – S8 0 (the “Fund”), which is a sub-fund of Ramius FOF European Platform (the “Umbrella Fund”);

WHEREAS, Ramius Alternative Solutions and HVB AG desire to further amend the Investment Reporting Agreement to make such additional amendments as set forth herein;

WHEREAS, Ramius Alternative Solutions and HVB AG desire that the interests in the assets held, directly or indirectly, by Ramius Event Driven FOF Ltd. be contributed to the Fund;

WHEREAS, RCG, HVB, HVB AG, Cowen Holdings, Inc., a wholly owned subsidiary of Cowen, and Cowen are party to that certain Asset Exchange Agreement, dated as of June 3, 2009, as amended on July 9, 2009 (as amended, the “Asset Exchange Agreement”);

WHEREAS, RCG, HVB, HVB AG and Cowen desire to further amend the Asset Exchange Agreement to make such additional amendments as set forth herein;

WHEREAS, C4S and BA Alpine are party to that certain Fourth Amended and Restated Limited Liability Company Agreement of RCG, dated as of November 2, 2009 (the “RCG LLC Agreement”);

WHEREAS, C4S and BA Alpine desire to consent to make certain amendments to the RCG LLC Agreement as described herein; and

WHEREAS, the Parties seek to make such other arrangements as contemplated herein.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree to the following:

ARTICLE ONE

AMENDMENTS TO THE INVESTMENT MANAGEMENT AGREEMENT

With respect to Sections 1.01, 1.02, 1.03 and 1.04 below, Ramius, Alpine Cayman and CEAKSCH hereby agree that the Investment Management Agreement shall be amended as follows:

Section 1.01. Amendment to Section 5 of the Investment Management Agreement. Section 5 of the Investment Management Agreement is hereby amended by inserting the following additional paragraph at end of such section:

“Notwithstanding any provision to the contrary contained herein, Client shall have no obligation to pay Manager or any of its Affiliates a fee (cash or otherwise), and no fee (cash or otherwise) shall be paid to Manager or any of its Affiliates, by any investment vehicle for any Management Fee Period ending after June 30, 2010 in respect of Client’s direct or indirect interests in such vehicle; provided, however, that Client shall not be relieved of any existing obligation to pay, directly or indirectly, to any general partner or managing member not wholly-owned by Manager and its Affiliates on a quarterly basis any cash management fee payable pursuant to existing arrangements with respect to any portion of the Account consisting of real estate related investments (whether held directly or through RCG Overseas Ltd.); provided, further, that Manager shall, on a quarterly basis beginning on October 1, 2010, (x) rebate to Client in cash, by wire transfer of immediately available funds, the portion of any such cash management fees paid, directly or indirectly, by or with respect to Client that is attributable or payable to Manager or Manager’s Affiliates and (y) furnish to Client a schedule showing the calculation of all cash management fees paid, and all rebate payments made, pursuant to this provision. For the avoidance of doubt, Client is deemed to have an indirect obligation in respect of its pro rata share (based upon its interest in such real estate related investments) of any such cash management fee payable by the Manager or its Affiliates to a third party other than Manager or an Affiliate of Manager.”

Section 1.02. Amendment to Section 6 of the Investment Management Agreement. Section 6 of the Investment Management Agreement is hereby deleted in its entirety and replaced with the following as Section 6 thereof:

“Notwithstanding any provision herein to the contrary, as used herein the term “Client” shall mean, collectively, Alpine Cayman Islands Limited, CEAKSCH Verwaltungs G.m.b.H. and each such entity’s successors and assigns.”

Section 1.03. Amendment to Sections 13(a)-(d) of the Investment Management Agreement. Sections 13(a)-(d) of the Investment Management Agreement are hereby deleted in their entirety and replaced with the following as Sections 13(a)-(d), and Section 13 is further amended by adding the following Sections (i)-(n) thereto:

“(a) April 30 Distribution. On April 30, 2010, Client received a portion of its investment in the Account in an amount equal to $19,569,860.47.

(b) Ramius Multi-Strategy. Manager shall (i) liquidate or cause to be liquidated for cash the portion of the assets of Ramius Multi-Strategy Master Fund Ltd (“Ramius Multi-Strategy”), which are readily reducible to cash (such assets, including, but not limited to, the assets set forth on Schedule 13(b)(1), the “Liquid Assets”), attributable to Client based on Client’s proportionate interest in Ramius Multi-Strategy, as promptly as reasonably practicable and (ii) cause the distribution in cash, by wire transfer of immediately available funds, of the net proceeds of such liquidation to Client in a redemption of interests in Ramius Multi-Strategy held by Client. Manager shall conduct such liquidation in a manner reasonably designed to allow for distribution in cash of such net proceeds to Client on a monthly basis beginning on July 30, 2010 until the entire portion of the Liquid Assets attributable to Client based on Client’s proportionate interest in Ramius Multi-Strategy has been liquidated and all such net proceeds have been distributed in cash to Client. Manager shall complete the liquidation of the entire portion of the Liquid Assets attributable to Client based on Client’s proportionate interest in Ramius Multi-Strategy by no later than December 31, 2010, and shall complete the distribution in cash of the net proceeds of such liquidation to Client by no later than January 31, 2011; provided, however, that, with respect to the investments set forth on Schedule 13(b)(2) (“Schedule 13(b)(2) Assets”), Manager shall complete such liquidation by no later than December 31, 2011, and shall complete the distribution in cash of the net proceeds of such liquidation by no later than January 31, 2012. For the avoidance of doubt, Client shall have no obligation to pay Manager or any of its Affiliates a fee (cash or otherwise), and no fee (cash or otherwise) shall be paid to Manager or any of its Affiliates by any investment vehicle in respect of Client’s direct or indirect interests in such vehicle, for any Management Fee Period ending after June 30, 2010 with respect to the portion of the Account invested in Ramius Multi-Strategy.

If Manager elects not to complete the liquidation and distribution of the Schedule 13(b)(2) Assets by December 31, 2010 and January 31, 2011, respectively, Manager shall pay to Client, by wire transfer of immediately available funds, the Option Extension Payments in such amounts and at such times as determined in accordance with Schedule A hereto.

(c) Lehman Brothers International. Manager shall use its reasonable best efforts, at Manager’s sole expense, (i) to obtain bids from third parties (that Client may accept or reject in its sole discretion) to purchase, whether in one transaction or a series of transactions, the interests in Ramius Convertible Arbitrage Segregated Ltd., Ramius Credit Opportunities Segregated Ltd., Ramius PB Segregated Ltd., Ramius Portside Segregated Ltd. and Primeo Multi-Strategy Fund, Ltd. (collectively, the “LBIE SPVs”) held by Client and (ii) to facilitate the closing of the sale(s) of such interests on or prior to December 31, 2010; provided, however that nothing contained herein shall obligate Manager to incur or pay any broker’s, finder’s or similar fee with respect to such sale(s). Manager shall consent to and approve, and shall cause its Affiliates to consent to and approve, any offer to purchase all or part of Client’s interests in the LBIE SPVs that Client deems acceptable, regardless of whether such offer was obtained by Manager or any other person. For the avoidance of doubt, Client shall have no obligation to pay Manager or any of its Affiliates a fee (cash or otherwise), and no fee (cash or otherwise) shall be paid to Manager or any of its Affiliates by any investment vehicle in respect of Client’s direct or indirect interests in such vehicle, for any Management Fee Period ending after June 30, 2010 with respect to Client’s interests in the LBIE SPVs.

(d) Real Estate and Energy. Manager shall use its reasonable best efforts, at Manager’s sole expense, (i) to obtain bids from third parties (that Client may accept or reject in its sole discretion) to purchase, whether in one transaction or a series of transactions, the portion of the Account consisting of direct investments in real estate related investments or energy assets (including, without limitation, investments in oil and gas resources) which are not Liquid Assets and are not held in RCG Overseas Ltd. (“Real Estate and Energy Assets”) (subject to compliance with all applicable transfer restrictions contained in the governing documents of any investment vehicle where such investments are held) and (ii) to facilitate the closing of the sale(s) of such portion of the Account on or prior to December 31, 2010; provided, however that nothing contained herein shall obligate Manager to incur or pay any broker’s, finder’s or similar fee with respect to such sale(s). Subject to compliance with applicable transfer restrictions contained in the governing documents of the investment vehicle where such investment is held, Manager shall consent to and approve, and shall cause its Affiliates to consent to and approve, any offer to purchase a portion of the Account consisting of Real Estate and Energy Assets, regardless of whether such offer was obtained by Manager or any other person. For the avoidance of doubt, Client shall have no obligation to pay Manager or any of its Affiliates a fee (cash or otherwise), and no fee (cash or otherwise) shall be paid to Manager or any of its Affiliates by any investment vehicle in respect of Client’s direct or indirect interests in such vehicle, in relation to any Management Fee Period ending after June 30, 2010 with respect to such portion of the Account; provided, however, that Client shall not be relieved of any existing obligation to pay, directly or indirectly, to any general partner or managing member not wholly-owned by Manager and its Affiliates on a quarterly basis any cash management fee payable pursuant to existing arrangements with respect to any portion of the Account consisting of real estate related investments (whether held directly or through RCG Overseas Ltd.); provided, further, that Manager shall, on a quarterly basis beginning on October 1, 2010, (x) rebate to Client in cash, by wire transfer of immediately available funds, the portion of any such cash management fees paid, directly or indirectly, by or with respect to Client that is attributable or payable to Manager or Manager’s Affiliates and (y) furnish to Client a schedule showing the calculation of all cash management fees paid, and all rebate payments made, pursuant to this provision. For the avoidance of doubt, Client is deemed to have an indirect obligation in respect of its pro rata share (based upon its interest in such real estate related investments) of any such cash management fee payable by the Manager or its Affiliates to a third party other than Manager or an Affiliate of Manager.”

“(i) RCG Overseas. To the extent that any of the assets held by RCG Overseas Ltd. (“RCG Overseas”) relating to Client’s indirect interests in RCG Overseas (held through Ramius Multi-Strategy) are reduced to cash, Manager shall cause the distribution by RCG Overseas of the net proceeds of such assets to Ramius Multi-Strategy and the distribution by Ramius Multi-Strategy of such proceeds to Client, by wire transfer of immediately available funds, within 30 days following the end of the month in which such assets were reduced to cash. Manager shall use its reasonable best efforts, at Manager’s sole expense, (i) to obtain bids from third parties (that Client may accept or reject in its sole discretion) to purchase, whether in one transaction or a series of transactions, the interests in RCG Overseas held by Ramius Multi-Strategy attributable to Client and (ii) to facilitate the closing of the sale(s) of such assets on or prior to December 31, 2010; provided, however that nothing contained herein shall obligate Manager to incur or pay any broker’s, finder’s or similar fee with respect to such sale(s). Manager shall consent to and approve, and shall cause its Affiliates to consent to and approve, any offer to purchase all or part of interests in RCG Overseas held by Ramius Multi-Strategy attributable to Client that Client deems acceptable, regardless of whether such offer was obtained by Manager or any other person. For the avoidance of doubt, Client shall have no obligation to pay Manager or any of its Affiliates a fee (cash or otherwise), and no fee (cash or otherwise) shall be paid to Manager or any of its Affiliates by any investment vehicle in respect of Client’s direct or indirect interests in such vehicle, in relation to any Management Fee Period ending after June 30, 2010 with respect to assets held by RCG Overseas attributable to Client. Manager shall use its reasonable best efforts to liquidate or cause to be liquidated assets held by RCG Overseas as soon as reasonably practicable taking into account the liquidity constraints associated with such assets. No investment may be made by RCG Overseas after the date hereof other than (i) further investments in investments held by RCG Overseas as of the date hereof, (ii) investments with respect to which RCG Overseas has entered into a definitive investment agreement or otherwise made a binding, written commitment prior to the date hereof or (iii) bona fide hedging transactions in the ordinary course of business consistent with past practice.

(j) Ramius Enterprise. To the extent that RCG Overseas and another fund managed by Ramius or an Affiliate of Ramius (each an “Other Ramius Fund”), including Ramius Enterprise LP and Ramius Enterprise Ltd., both hold an interest in any asset (a “Jointly-Held Asset”), Manager will ensure that (i) RCG Overseas’ interests in such asset will be disposed of on or before the date upon which any Other Ramius Fund’s interests in such asset are disposed of, (ii) any disposition of such asset will be on terms (including, but not limited to, terms relating to the payment of fees and expenses) that are no less favorable to RCG Overseas than to any Other Ramius Fund and (iii) RCG Overseas will receive at least its pro rata share (based upon its ownership interest in such asset) of the net proceeds of any disposition of such asset on or before the date upon which any Other Ramius Fund receives any portion of such proceeds. Manager shall furnish to Client on a quarterly basis beginning on June 30, 2010, a schedule setting forth all monetization events with respect to any Jointly-Held Asset, which schedule shall include a breakdown of the ownership interests in each such Jointly-Held Asset and the payments made each entity holding an interest in such Jointly-Held Asset on account of the monetization events with respect to such asset.

(k) Other Assets. Manager shall (i) liquidate for cash all other portions of the Account consisting of assets which are readily reducible to cash (such assets, including, but not limited, to the assets set forth on Schedule 13(k), “Other Liquid Assets”) as promptly as reasonably practicable and (ii) cause the distribution of the net proceeds of such liquidation to Client by wire transfer of immediately available funds. Manager shall conduct such liquidation in a manner reasonably designed to allow for distribution of such net proceeds to Client on a monthly basis beginning on July 30, 2010 until all such Other Liquid Assets have been liquidated and all such net proceeds have been distributed in cash to Client. Distributions pursuant to this Section 13(k) shall be made in cash by means of wire transfers of immediately available funds. Manager shall complete such liquidation no later than December 31, 2010, and shall complete the distribution of the net proceeds of such liquidation to Client by no later than January 31, 2011.

(l) Waiver of Restrictions. To the extent necessary to give effect to Manager’s liquidation and distribution obligations set forth in this Section 13, Manager shall waive, or cause to be waived, any applicable gates, lock-ups, suspensions, holdbacks, side pocket (or similar restrictions) or other trading, valuation, withdrawal, redemption or distribution restrictions with respect to any investment vehicle in which Client has a direct or indirect interest. In the event that any of the foregoing restrictions are enforced with respect to Client’s direct or indirect interest in any investment vehicle, Manager will promptly notify Client of that fact.

(m) Termination of Obligations. Manager’s obligations to liquidate any assets and obtain any third party bids contained in this Section 13 shall terminate (i) with respect to any fund or special purpose vehicle, at such time as Client no longer holds any interest in such fund or special purpose vehicle, and (ii) with respect to a direct investment, at such time that Client no longer holds such direct investment.

(n) Concurrent Liquidations. Client acknowledges that Manager may, concurrently with effecting such liquidations on behalf Client, liquidate similar assets for other advisory clients of Manager and such concurrent liquidations may affect the net proceeds realized by Client hereunder.”

Section 1.04. Amendment to Section 13(e) of the Investment Management Agreement. The first two sentences of Section 13(e) are hereby deleted in their entirety.

ARTICLE TWO

AMENDMENTS TO THE INVESTMENT REPORTING AGREEMENT

With respect to Sections 2.01 and 2.02 below, Ramius Alternative Solutions and HVB AG hereby agree that the Investment Reporting Agreement shall be amended as follows:

Section 2.01. Amendment to Sections 2(d)-(i) of the Investment Reporting Agreement. Sections 2(d)-(i) of the Investment Reporting Agreement are hereby deleted in their entirety and replaced with the following Sections 2(d)-(h):

“(d) Subject to Section 2(g), the Investment Manager shall distribute by wire transfer of immediately available funds, (i) a portion of the SPE Investment equal to €85 million in cash, on or prior to May 25, 2010 and (ii) the remaining portion of the SPE Investment consisting of remaining available cash on or prior to July 30, 2010 (less any margin, settlement or third party expenses).

(e) Subject to Section 2(g), commencing with the fiscal quarter ending June 30, 2010, the Investment Manager shall, within 30 days following the end of such fiscal quarter and each subsequent fiscal quarter, distribute in cash, by wire transfer of immediately available funds, all portions of the SPE Investment which are received from underlying managers (less any margin, settlement, third party expenses or early redemption fees) in any applicable fiscal quarter.

(f) With respect to any portion of the SPE Investment that is not readily reducible to cash, the Investment Manager shall, at the election of HVB AG, (i) use its reasonable best efforts, at Manager’s sole expense, (A) to obtain bids from third parties (that HVB AG may accept or reject in its sole discretion) to purchase, whether in one transaction or a series of transactions, such portion of the SPE Investment and (B) to facilitate the closing of the sale(s) of such portion of the SPE Investment on or prior to December 31, 2010 (provided, however that nothing contained herein shall obligate Manager to incur or pay any broker’s, finder’s or similar fee with respect to such sale(s)) or (ii) distribute such portion of the SPE Investment in kind. The Investment Manager shall consent to and approve, and shall cause its affiliates to consent to and approve, any offer to purchase all or part of the SPE Investment that Client deems acceptable, regardless of whether such offer was obtained by the Investment Manager or any other person.

(g) Notwithstanding any other provision in this Second Amendment or in the Previously Amended Agreement, the redemption terms provided herein shall in all cases be subject to the underlying hedge funds providing liquidity to the Fund, including any holdbacks by such underlying hedge funds. The Investment Manager shall make a properly submitted request for redemption from each underlying hedge fund with respect to every available redemption date for each such underlying hedge fund, provided, that, HVB AG shall have the right to (i) specify the amount to be redeemed from any such underlying fund and (ii) veto the submission of any such redemption request (in which case the Investment Manager shall not submit the vetoed redemption request). Such redemption requests shall be made in compliance with the terms and conditions described in the Fund’s prospectus. The Investment Manager shall provide HVB AG with at least ten days written notice (a “Redemption Notice”) before making any request for redemption as described above and HVB AG shall provide the Investment Manager with written notice no later than five days following receipt of a Redemption Notice by HVB AG specifying with respect to each redemption request contained in the Redemption Notice (i) whether such redemption request should be submitted and (ii) the amount to be redeemed with respect to each approved redemption request. Before making any distributions in kind to any Person with respect to the Fund, the Investment Manager must obtain the consent of such Person.

(h) In the event that any gates, lock-ups, suspensions, holdbacks, side pocket (or similar) restrictions or other trading, valuation, withdrawal, redemption or distribution restrictions are enforced with respect to any investment vehicle in which the Fund has a direct or indirect interest, the Investment Manager will promptly notify HVB AG of that fact. As of the date hereof, to the knowledge of the Investment Manager, no investment vehicle in which the Fund has a direct or indirect interest, other than as set forth on Schedule 2(h), is currently enforcing, or plans to enforce, any gate, lock-up, suspension, holdback, side pocket (or similar) restrictions or other trading, valuation, withdrawal, redemption or other distribution restriction.”

Section 2.02. Amendment to Section 6(a) of the Investment Reporting Agreement. Section 6(a) of the Investment Reporting Agreement is hereby amended by inserting the following additional paragraph at end of such section:

“Notwithstanding the foregoing, the Investment Manager shall have no right to a fee in respect of any Management Fee Period ending after June 30, 2010 and no fee (cash or otherwise) shall be paid to the Investment Manager or any of its affiliates by any investment vehicle in which the Fund holds a direct or indirect interest.”

Section 2.03. Amendment to Section 6(b) of the Investment Reporting Agreement. Section 6(b) of the Investment Reporting Agreement is hereby deleted in its entirety and replaced with the following:

“(b) In respect to the Incentive Fee Period ending June 30, 2010, the Investment Manager shall receive a cash incentive fee (the “Incentive Fee”), equal to the product of (i) the applicable Incentive Fee Percentage, multiplied by (ii) the applicable Adjusted Net Profits. The Investment Manager shall have no right to a fee in respect of any Incentive Fee Period ending after June 30, 2010.”

Section 2.04. Contribution of Assets from Ramius Event Driven FOF Ltd. to the Fund. Ramius Alternative Solutions shall convey, transfer and deliver, or shall cause its affiliates to convey, transfer and deliver, to the Fund all interests in any assets held, directly or indirectly, by Ramius Event Drive FOF Ltd., subject to the receipt by Ramius Alternative Solutions of any consents (which Ramius Alternative Solutions shall use its reasonable best efforts to obtain) from the underlying hedge fund managers required to be obtained in connection with the transfer of any such assets.

ARTICLE THREE

AMENDMENT TO THE ASSET EXCHANGE AGREEMENT

RCG, HVB, HVB AG and Cowen hereby agree that the Asset Exchange Agreement will be amended as follows:

Section 3.01. Amendment to Sections 8.1(a) and (b) of the Asset Exchange Agreement. Pursuant to Section 11.6 of the Asset Exchange Agreement, Sections 8.1(a) and (b) of the Asset Exchange Agreement are hereby deleted in their entirety and replaced with the following Sections 8.1(a) and (b):

“(a) [INTENTIONALLY OMITTED]

(b) [INTENTIONALLY OMITTED]”.

ARTICLE FOUR

RCG LLC AGREEMENT

C4S and BA Alpine hereby agree that the RCG LLC Agreement shall be amended as follows:

Section 4.01. Amendment to Sections 4.02(a), (c), (e) and (f) of the RCG LLC Agreement. Pursuant to Section 8.01 of the RCG LLC Agreement, Section 4.02 of the RCG LLC Agreement is hereby amended by deleting Sections 4.02(a) and (c) in their entirety and replacing such sections with the following Sections 4.02(a) and (c):

“(a) [INTENTIONALLY OMITTED]

(c) [INTENTIONALLY OMITTED]”.

Section 4.02. Amendment to Section 4.02(d) of the RCG LLC Agreement. Pursuant to Section 8.01 of the RCG LLC Agreement, Section 4.02 of the RCG LLC Agreement is hereby amended by inserting in Section 4.02(d) the following text before the first sentence of such section:

“Notwithstanding any provision to the contrary contained herein, any Series I Member (other than the Managing Member) may withdraw any or all of its capital in RCG at any time upon at least two business days prior written notice (a “Series I Withdrawal Notice”) and the Managing Member shall cause the Company to make the requested distribution in accordance with the provisions of this Section 4.02(d). Each Series I Withdrawal Notice shall specify whether the distribution shall be made in cash or in-kind. If a cash distribution is requested, the Series I Withdrawal Notice shall specify the instructions of the Series I Member regarding the manner of sale, the counterparty (if not a public sale), the underwriter or broker, if applicable, and any limitations on the sale of the Shares of New Parent Class A Common Stock, and the Company shall use commercially reasonably efforts to sell the shares of New Parent Class A Common Stock in accordance with any such instructions contained in the Series I Withdrawal Notice, except as otherwise required by applicable securities laws. If an in-kind distribution is requested, the Series I Withdrawal Notice shall specify whether any of the shares to be distributed should be delivered in the form of New Parent Class A Common Stock or converted by the Company into shares of New Parent Class B Common Stock prior to distribution; provided, that a Series I Member shall not request an in-kind distribution of shares of New Parent Class A Common Stock to the extent that such distribution would result in such Series I Member and its affiliates beneficially owning a number of outstanding shares of New Parent Common Stock that would violate the BHC Act.”

Section 4.03. Amendment to Sections 4.02(e) and (f) of the RCG LLC Agreement. Pursuant to Section 8.01 of the RCG LLC Agreement, Section 4.02 of the RCG LLC Agreement is hereby further amended by deleting Sections 4.02(e) and (f) in their entirety and replacing such sections with the following Sections 4.02(e) and (f):

“(e) [INTENTIONALLY OMITTED]

(f) [INTENTIONALLY OMITTED]”.

Section 4.04. Amendment to Section 5.01(a) of the RCG LLC Agreement. Pursuant to Section 8.01 of the RCG LLC Agreement, Section 5.01(a) of the RCG LLC Agreement is hereby amended by inserting in Section 5.01(a) the following text after the second word of the first sentence of such section:

“(other than any Series I Member that is not the Managing Member)”.

Section 4.05. Amendment to Section 5.01(b) of the RCG LLC Agreement. Pursuant to Section 8.01 of the RCG LLC Agreement, Section 5.01(b) of the RCG LLC Agreement is hereby amended by deleting Section 5.01(b) in its entirety and replacing such section with the following Sections 5.01(b):

“(b) Notwithstanding any provision to the contrary herein, any Series I Member (other than the Managing Member) may sell, assign, pledge, transfer or otherwise dispose of any or all of such Series I Member’s interest in the Company or the Series.”

ARTICLE FIVE

RELEASE

Section 5.01. Release of UniCredit Claims. Effective as of the date hereof and provided that no Ramius Party is in material breach of any of its material obligations hereunder remaining uncured 10 business days following receipt by such Ramius Party of written notice of such breach by a UniCredit Party, each of the UniCredit Parties, for itself and its present and former shareholders, members, employees, directors, officers, agents, attorneys, assigns, predecessors, successors and affiliates each hereby releases, remises and forever discharges, and by these presents does release and forever discharge, each of the Ramius Parties and their present and former shareholders, members, employees, directors, officers, agents, attorneys, assigns, predecessors, successors and affiliates of and from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, agreements, liabilities, damages, costs, expenses, demands, judgments, executions, variances, claims and other obligations of whatever kind or nature, including of law, equity or otherwise, and whether in contract, tort or otherwise (collectively, “Claims”), that any UniCredit Party now has, ever had, or hereafter may have from the beginning of time through the date hereof, or that may accrue after the date hereof, in each case solely arising from, connected or related to, caused by or based on any facts, conduct, acts, omissions, circumstances, activities, agreements, transactions, events or occurrences known or unknown, of any type, that existed, occurred, happened, arose or transpired on or before the date hereof arising under or relating to the Investment Management Agreement, Investment Reporting Agreement or Asset Exchange Agreement. For the avoidance of doubt, the releases set forth in this Section 5.01 shall not include releases of any Claims to the extent such Claims arise from, or relate to, (i) acts or omissions occurring after the date hereof and/or (ii) any breach of this Agreement and the transactions contemplated hereby.

Section 5.02. Release of Ramius Claims. Effective as of the date hereof and provided that no UniCredit Party is in material breach of any of its material obligations hereunder remaining uncured 10 business days following receipt by such UniCredit Party of written notice of such breach by a Ramius Party, each of the Ramius Parties, for itself and its present and former shareholders, members, employees, directors, officers, agents, attorneys, assigns, predecessors, successors and affiliates each hereby releases, remises and forever discharges, and by these presents does release and forever discharge, each of the UniCredit Parties and their present and former shareholders, members, employees, directors, officers, agents, attorneys, assigns, predecessors, successors and affiliates of and from any and all Claims, that any Ramius Party now has, ever had, or hereafter may have from the beginning of time through the date hereof, or that may accrue after the date hereof, in each case solely arising from, connected or related to, caused by or based on any facts, conduct, acts, omissions, circumstances, activities, agreements, transactions, events or occurrences known or unknown, of any type, that existed, occurred, happened, arose or transpired on or before the date hereof arising under or relating to the Investment Management Agreement, Investment Reporting Agreement or Asset Exchange Agreement. For the avoidance of doubt, the releases set forth in this Section 5.02 shall not include releases of any Claims to the extent such Claims arise from, or relate to, (i) acts or omissions occurring after the date hereof and/or (ii) any breach of this Agreement and the transactions contemplated hereby.

ARTICLE SIX

PUBLIC STATEMENTS

Section 6.01. UniCredit Public Statements. None of the UniCredit Parties shall issue or cause the publication of any press release or other public announcement (including in any filing with the SEC or any other regulatory or governmental agency, including any stock exchange) with respect to, or otherwise make any public statement concerning, the matters contemplated by this Agreement without prior consultation with RCG and Cowen to the extent practicable under the circumstances and using commercially reasonable efforts to accommodate any reasonable requests of RCG or Cowen, as applicable, with respect to any such disclosure; provided, that, any such consultation is not required if prohibited by law.

Section 6.02. Ramius Public Statements. None of the Ramius Parties shall issue or cause the publication of any press release or other public announcement (including in any filing with the SEC or any other regulatory or governmental agency, including any stock exchange) with respect to, or otherwise make any public statement concerning, the matters contemplated by this Agreement without prior consultation with HVB AG to the extent practicable under the circumstances and using commercially reasonable efforts to accommodate any reasonable requests of HVB AG with respect to any such disclosure; provided, that, any such consultation is not required if prohibited by law.

ARTICLE SEVEN

ADDITIONAL COVENANTS

Section 7.01. Expenses. Cowen shall reimburse the UniCredit Parties for all out-of-pocket legal fees incurred by the UniCredit Parties since March 30, 2010 in connection with the matters set forth herein.

Section 7.02. Superior Terms. If any other investor in any entity managed by any Ramius Party or any of their affiliates in which a UniCredit Party or its affiliates has an interest, including, without limitation, the Funds, the Umbrella Fund, Ramius Multi-Strategy Fund Ltd., RCG Overseas Ltd. or any other funds or special purpose vehicles, is entitled to any rights or terms with respect to such interests in favor of such other investor that are more favorable in any manner than the rights or terms of HVB AG or its affiliates with respect to such interests, the applicable Ramius Party shall, or shall cause its affiliates, as applicable, to, extend such rights or terms to HVB AG and its affiliates, as applicable.

ARTICLE EIGHT

REPRESENTATIONS AND WARRANTIES

Section 8.01. Representations and Warranties of the Ramius Parties. Each of the Ramius Parties severally and not jointly represent and warrant to each of the UniCredit Parties as of the date hereof, as follows:

(a) Organization and Good Standing. Such Ramius Party is duly formed, validly existing and in good standing under the laws of the jurisdictions of its formation, each with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

(b) Enforceability; Authority. This Agreement constitutes the legal, valid and binding obligations of such Ramius Party, enforceable against such Ramius Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity). Such Ramius Party has the requisite right, power and authority to execute and deliver this Agreement to the extent to which such Ramius Party is a party, and to perform its obligations under this Agreement, and such action has been duly authorized by all necessary corporate action.

(c) No Conflict. Neither the execution and delivery of this Agreement by such Ramius Party nor the consummation or performance of any of this Agreement will, directly or indirectly (with or without notice or lapse of time):

(i) breach, violate or cause any failure to perform or comply with any provision of the organizational documents of such Ramius Party; or

(ii) breach, violate or cause any failure to perform or comply with any provision of (x) any statutes, common laws, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law, to which such Ramius Party may be subject, or (y) any order, decision, injunction, directive, judgment, decree, ruling, writ, assessment, award, decision, stipulation or verdict to which such Ramius Party may be subject.

Section 8.02. Representations and Warranties of the UniCredit Parties. Each of the UniCredit Parties severally and not jointly represent and warrant to each of the Ramius Parties as of the date hereof, as follows:

(a) Organization and Good Standing. Such UniCredit Party is duly formed, validly existing and in good standing under the laws of the jurisdictions of its formation, each with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

(b) Enforceability; Authority. This Agreement constitutes the legal, valid and binding obligations of such UniCredit Party, enforceable against such UniCredit Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity). Such UniCredit Party has the requisite right, power and authority to execute and deliver this Agreement to the extent to which such UniCredit Party is a party, and to perform its obligations under this Agreement, and such action has been duly authorized by all necessary corporate action.

(c) No Conflict. Neither the execution and delivery of this Agreement by such UniCredit Party nor the consummation or performance of any of this Agreement will, directly or indirectly (with or without notice or lapse of time):

(i) breach, violate or cause any failure to perform or comply with any provision of the organizational documents of such UniCredit Party; or

(ii) breach, violate or cause any failure to perform or comply with any provision of (x) any statutes, common laws, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law, to which such UniCredit Party may be subject, or (y) any order, decision, injunction, directive, judgment, decree, ruling, writ, assessment, award, decision, stipulation or verdict to which such UniCredit Party may be subject.

ARTICLE NINE

MISCELLANEOUS

Section 9.01. Inconsistency and Governing Terms. In case of any inconsistency with the terms and conditions set forth in the Investment Management Agreement, Investment Reporting Agreement, Asset Exchange Agreement, RCG LLC Agreement or any other agreement between the Parties, as applicable, this Agreement will prevail. Any other terms of such other agreements shall remain in full force and effect.

Section 9.02. Capitalized Terms. Any capitalized terms used herein and not defined shall have the meaning set forth in the relevant underlying agreement unless indicated otherwise.

Section 9.03. Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

Section 9.04. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without having regard to the conflicts of law rules.

Section 9.05. Amendment. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 9.06. No Third-Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person or entity except that the intended beneficiary of distributions under the Investment Reporting Agreement shall be an express beneficiary of the provisions of the Investment Reporting Agreement, as amended herein.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, all as of the day and year first above written.

RCG HOLDINGS LLC (solely for the purposes of Articles 3 through 9)

By:	C4S & Co., LLC

By:	/s/ Jeffrey M. Solomon
Name:	Jeffrey M. Solomon
Title:	Managing Member

C4S & CO., L.L.C. (solely for the purposes of Articles 4 through 9)

By:	/s/ Jeffrey M. Solomon
Name:	Jeffrey M. Solomon
Title:	Managing Member

COWEN GROUP, INC. (solely for the purposes of Articles 3, 5, 6, 7, 8 and 9)

By:	/s/ Jeffrey M. Solomon
Name:	Jeffrey M. Solomon
Title:	Chief Operating Officer

RAMIUS LLC (solely for the purposes of Articles 1, 5, 6, 7, 8 and 9)

By:	/s/ Jeffrey M. Solomon
Name:	Jeffrey M. Solomon
Title:	Vice President

RAMIUS ALTERNATIVE SOLUTIONS LLC (solely for the purposes of Articles 2, 5, 6, 7, 8 and 9)

By:	/s/ Thomas W. Strauss
Name:	Thomas W. Strauss
Title:	Chief Executive Officer

[Signature Page to Modification Agreement]

BA ALPINE HOLDINGS, INC. (solely for the purposes of Articles 4 through 9)

By:	/s/ Nicola Corsetti
Name:	Nicola Corsetti
Title:	Director and Vice-President

By:	/s/ Josef Duregger
Name:	Josef Duregger
Title:	Director

[Signature Page to Modification Agreement]

ALPINE CAYMAN ISLANDS LIMITED (solely for the purposes of Articles 1, 5, 6, 7, 8 and 9)

By:	/s/ Nicola Corsetti
Name:	Nicola Corsetti
Title:	Director

By:	/s/ Josef Duregger
Name:	Josef Duregger
Title:	Director

[Signature Page to Modification Agreement]

UNICREDIT BANK AG (solely for the purposes of Articles 2, 3, 5, 6, 7, 8 and 9)

By:	/s/ G. Falger
Name:	G. Falger
Title:	GC and MD

By:	/s/ M. Richard Cerick
Name:	M. Richard Cerick
Title:	Assistant GC and Director

[Signature Page to Modification Agreement]

HVB ALTERNATIVE ADVISORS LLC (solely for the purposes of Articles 3, 5, 6, 7, 8 and 9)

By:	/s/ G. Falger
Name:	G. Falger
Title:	Secretary

By:	/s/ D. Valente
Name:	D. Valente
Title:	Director

[Signature Page to Modification Agreement]

CEAKSCH VERWALTUNGS G.M.B.H. (solely for the purposes of Articles 1, 5, 6, 7, 8 and 9)

By:	/s/ Markus Schwimann
Name:	Markus Schwimann
Title:	Director

By:	/s/ Josef Duregger
Name:	Josef Duregger
Title:	Director

[Signature Page to Modification Agreement]